EXHIBIT 23.1

                               CONSENT OF KPMG LLP


The Board of Directors
Microchip Technology Incorporated:


We consent to incorporation by reference in the registration statement on Form S-8 of Microchip Technology Incorporated of our report dated April 30, 2001, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 2001, and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 annual report on Form 10-K of Microchip Technology Incorporated.


/s/ KPMG LLP

Phoenix, Arizona
November 15, 2001